UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Sun Microsystems, Inc.

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SUN EMPLOYEE FAQ

GENERAL QUESTIONS

Q:	What was announced between Oracle and Sun on April 20, 2009?

A:	Sun and Oracle announced that they have entered into a definitive agreement under which Oracle will acquire Sun for $9.50 per share in cash. The transaction is valued at approximately $7.4 billion or $5.6 billion net of Sun’s cash and debt. The acquisition is subject to Sun stockholder approval, certain regulatory approvals and other customary closing conditions. The transaction is expected to close this summer.

Q:	Why is this transaction good for Sun?

A:	Sun will be joining forces with the global leader in enterprise software to drive innovation and value across every aspect of the technology marketplace. With Oracle, we expect to drive the innovation pipeline to create compelling value to our customer base and the marketplace.

Q:	How do you see the two company cultures coming together?

A:	Oracle and Sun have partnered and collaborated for more than 20 years. We know each other well and expect a smooth transition. Both companies have headquarters in the Bay Area and foster a culture of innovation and results. Oracle has a strong record of integrating its acquisitions successfully, and we expect the same with this transaction.

Q:	What will happen to the Sun name?

A:	Oracle recognizes that the Sun name and brand is widely recognized and respected. Over the coming weeks, we will be building a joint integration planning team that will begin working to address how we can best utilize each other’s strengths and bring our companies together following the close. It is premature to discuss specifics at this point.

Q:	What approvals are required to close this transaction?

A:	The transaction is subject to customary closing conditions and regulatory approvals, as well as approval by a majority of Sun stockholders. We expect that the meeting to vote on the transaction will be scheduled in due course and that the transaction will close in the summer.

Q:	Will any Sun executives be joining the Oracle management team?

A:	Until the close of the transaction the companies remain separate and business continues as usual. In the coming weeks, we will be building a joint integration planning team that will address how we can best utilize each other’s strengths and bring our companies together following the close. It is premature to discuss specifics at this point. Oracle values our company, our position in the industry and what we have accomplished. We fully expect that the experiences and insights of our employees will play an important role as part of Oracle.

EMPLOYEE QUESTIONS

Q:	When will I know if I have a job at Oracle?

A:	Until the close of the transaction, the companies remain separate and business continues as usual. In the coming weeks, we will be building a joint integration planning team that will address how we can utilize each other’s strengths and bring our companies together following the close. It is premature to discuss specifics at this point. As plans begin to take shape, more information will be made available. Until then, it is business as usual.

Q:	Will we know the close date in advance?

A:	The close date is based on Sun stockholder and regulatory approvals, as well as other closing conditions. We will communicate regularly with employees on the status of the transaction.

Q:	What will happen to my Sun stock options after the acquisition closes?

A:	Sun stock options will be automatically converted into Oracle options. Each Sun stock option outstanding at the time of the merger (whether vested or unvested) will be assumed by Oracle and converted into an option to purchase Oracle common stock based on the “Option Exchange Ratio” (to be determined at the time of close). The terms of the assumed stock options will remain substantially the same as before the merger.

Q:	What will happen to my unvested restricted stock units (RSUs) after the acquisition closes?

A:	All outstanding Sun RSU awards will be automatically converted into Oracle RSU awards. The number of shares subject to the RSU award will be based on the “Option Exchange Ratio” (to be determined at the time of close). The terms of the assumed award will remain substantially the same as before the merger.

Q:	What will happen to the stock that I own?

A:	At the close, the value of any Sun stock that you own – including stock that you’ve purchased through the ESPP and Sun shares you may have purchased directly – will be paid out to you at the purchase price of $9.50 per share.

Q:	What happens with current ESPP Plan 2009A, with an offering period of 1 November 2008 through 15 May 2009?

A:	Nothing changes. The purchase price of these shares is 85% of the fair market value of Sun’s stock price on the exercise date, which is May 15, 2009.

Q:	What happens with the next ESPP Plan 2009B, with an offering period of 16 May 2009 through 15 November 2009?

A:	The terms of ESPP Plan 2009B will change. The purchase price of shares under this plan will be 95% of the fair market value of Sun’s price on the exercise date and the purchase period will be shortened to end approximately 10 days before the acquisition closes.

Q:	Can I take vacation before the acquisition closes?

A:	Yes. You can take vacation if it’s approved by your manager and recorded.

Q:	Will there be any changes in our compensation, health coverage and/or other benefits before the deal closes?

A:	We continue to operate as separate companies until the transaction closes. Until that time, we have agreed not to make any changes to compensation and/or other benefits.

Q:	How will I stay updated about the acquisition and the integration?

A:	You can expect to receive regular updates and communications regarding the acquisition and the integration because Sun is committed to communicating what we can as soon as we can.

Q:	Will Sun operate as usual?

A:	Yes. Until the transaction closes, it is business as usual. We will continue to evaluate projects and deploy resources where needed to benefit Sun.

Q:	Who will lead Sun? Will there be changes in Sun’s management?

A:	Until the closing, Sun will continue to operate with our present management. You will be informed if any changes are made as a regular part of ongoing operations.

Q: Will my manager be the same?

A: Sun will operate as usual. Your manager may change at some point before the transaction closes as part of a reorganization in the normal course of doing business.

Q: What can I say publicly about this acquisition?

A:	There are only a limited number of people designated as spokespeople on this transaction. If you are not one of those spokespeople, please do not speak about this transaction, including blogs. If you have any questions about this, please contact Karen Kahn, VP Global Communications. In addition, all press and industry analyst inquiries should be directed to Karen Kahn.

Please note that we have a communications approval process in place for this transaction. Any communication that includes the subject of the Sun transaction on a broad basis requires the approval of the Oracle and Sun working team. This includes emails to your staff on a broad basis, any broad communications to customers or partners, or any other external constituent. Blogs fall under this category as well.

Q: Can I communicate with Oracle employees?

A:	Until the deal closes, we operate as two separate companies. We must continue to operate as if the deal had not been signed.

We cannot share confidential information with Oracle employees. Only the Integration Management Office can share information necessary to make detailed post-closing plans. Sales staff cannot trade customer or pricing information or hold joint sales calls, unless pre-approved by Sun Legal.

Oracle and Sun employees can continue to communicate as part of their ongoing work that we do together outside the scope of the transaction announced on April 20, 2009.

Additional Information and Where to Find It

Sun Microsystems, Inc. (“Sun”) plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the proposed merger with Soda Acquisition Corporation, pursuant to which Sun would be acquired by Oracle Corporation (the “Merger”). The proxy statement will contain important information about the proposed Merger and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Sun through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement from Sun by contacting Investor Relations by telephone at (800) 801-7869 (within the U.S.) or (408) 404-8427 (outside the U.S.), or by mail at Sun Microsystems, Inc., Investor Relations, Mail Stop UMPK14-336, 4150 Network Circle, Santa Clara, California 95054, USA.

Sun and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Sun in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in Sun’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on September 24, 2008. This document is available free of charge at the SEC’s web site at www.sec.gov, and from Sun by contacting Investor Relations by telephone at (800) 801-7869 (within the U.S.) or (408) 404-8427 (outside the U.S.), or by mail at Sun Microsystems, Inc., Mail Stop UMPK14-336, 4150 Network Circle, Santa Clara, California 95054, USA, or by going to Sun’s Investor Relations page on its corporate web site at www.sun.com.

Note on Forward-Looking Statements

This Employee FAQ contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the expected benefits and closing of the proposed Merger. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed Merger, satisfaction of closing conditions precedent to the consummation of the proposed Merger, the ability of Oracle Corporation to successfully integrate Sun’s operations and employees, the ability to realize anticipated synergies and cost savings of the proposed Merger, and such other risks as identified in Sun’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, and Sun’s most recent Quarterly Reports on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. Sun assumes no obligation to update any forward-looking statement contained in this Employee FAQ.